UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 20, 2021

SUPER MICRO COMPUTER, INC.
(Exact name of registrant specified in its charter)

Delaware	001-33383	77-0353939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
980 Rock Avenue, San Jose, California 95131
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (408) 503-8000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SMCI	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Super Micro Computer Inc., Taiwan (the “Subsidiary”), a Taiwan corporation and wholly-owned subsidiary of Super Micro Computer, Inc. (the “Company) was party to (i) that certain credit agreement, dated May 6, 2020, with CTBC Bank Co., Ltd. (“CTBC Bank”), which provided for a non-revolving term loan facility to obtain up to NTD1,200.0 million ($40.7 million U.S. dollar equivalent) and (ii) that certain credit agreement, dated August 24, 2020, with CTBC Bank, which provided for total borrowings of up to $50.0 million (the “Prior CTBC Credit Lines”).

On July 20, 2021 (the “Effective Date”), the Subsidiary entered into a general agreement for omnibus credit lines with CTBC Bank, which replaces the Prior CTBC Credit Lines in their entirety and permits for borrowings, from time to time, of (i) a term loan facility of up to NTD1,550.0 million and (ii) a line of credit facility of up to US$105.0 million (the “New CTBC Credit Lines”). Interest rates are to be established according to individual credit arrangements established pursuant to the New CTBC Credit Lines, which interest rates shall be subject to adjustment depending on the satisfaction of certain conditions. Term loans made pursuant to the New CTBC Credit Lines are secured by certain of the Subsidiary’s assets, including certain property, land, plant, and equipment. As of June 30, 2021, the net book value of land and building located in Bade, Taiwan, collateralizing the New CTBC Credit Facility term loan was $70.7 million. The Subsidiary is subject to various financial covenants under the New CTBC Credit Lines, including current ratio, debt service coverage ratio, and financial debt ratio requirements. In the event the Subsidiary does not satisfy such financial covenants, CTBC Bank is permitted to, among other things, reduce the permitted total borrowings to a cap of $70.0 million from $105.0 million. Additional covenants require, among other things, the Company to maintain ownership of all of the capital stock of the Subsidiary and prohibit secondary mortgages on certain assets securing the New CTBC Credit Lines. The New CTBC Credit Lines have customary default provisions permitting CTBC Bank to suspend the extension of credit, reduce the credit line, shorten the credit extension term, or declare all principal and interest amounts immediately due and payable.

The Subsidiary intends to use borrowings under the New CTBC Credit Lines to finance the expansion of renovation of the Company’s Bade Manufacturing Facility located in Taiwan. The Subsidiary also intends to use borrowings under the New CTBC Credit Lines to provide term loans and/or revolving lines of credit based upon eligible accounts receivable and accounts payable (vendor invoices). Under the New CTBC Credit Lines, the Subsidiary has established (i) a NTD1,250.0 million term loan facility that includes a NTD100.0 million guarantee line ($44.8 million U.S. dollar equivalent), (ii) a USD$105.0 million export/import loan facility, (iii) a NTD1,200.0 million ($43.0 million U.S. dollar equivalent) term loan specifically for the new building in Taiwan, and (iv) a NTD350.0 million ($12.5 million U.S. dollar equivalent) term loan facility for equipment and machinery (collectively, the “New Borrowings”).

Amounts outstanding under the Prior CTBC Credit Lines on the Effective Date (the “Outstanding Borrowings”) were assumed by the New CTBC Credit Lines. As of the Effective Date, the Subsidiary had the following total outstanding borrowings under the Prior CTBC Credit Lines:

–Term loans denominated in NTD and remeasured into U.S. dollars of $25.1 million, the interest rate for which was 0.75% per annum;
–Term loans denominated in NTD and remeasured into U.S. dollars of $36.0 million, the interest rate for which was 0.45% per annum; and
–Aggregate outstanding borrowings under a revolving line of credit of $15.5 million. The interest rate for $6.5 million of such borrowings was 0.97% per annum and for $9.0 million of such borrowings was 1.03% per annum.

After giving effect to the New Borrowings and the Outstanding Borrowings, the amount available for future borrowing under the New CTBC Credit Lines is NTD546.4 million ($19.6 million U.S. dollar equivalent) for the term loan facility and $64.4 million for the line of credit facility.

The foregoing descriptions of the New CTBC Credit Lines do not purport to be complete and are qualified in their entirely by reference to the full and complete terms of such documents, copies of which are filed hereby as Exhibit 10.1, Exhibit 10.2, and Exhibit 10.3, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	General Agreement for Omnibus Credit Lines dated as of July 20, 2021 between Super Micro Computer, Inc. Taiwan and CTBC Bank Co., Ltd.
10.2	Agreement for Individually Negotiated Terms and Conditions dated as of July 20, 2021 between Super Micro Computer, Inc. Taiwan and CTBC Bank Co., Ltd.
10.3	Summary of Short-Term Credit Facilities and 75 Month Term Loan Facility from CTBC Bank Co., Ltd. dated as of July 7, 2021.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPER MICRO COMPUTER, INC.

Date: July 26, 2021	By:	/s/ Charles Liang
President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)